EXHIBIT 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH STATE LAW.

THIS WARRANT IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER THAT ARE DESCRIBED IN SECTION 8 HEREOF.

FLOTEK INDUSTRIES, INC.
WARRANT AGREEMENT

Warrant No. A-1	20,000 Shares
(Subject to terms
herein)

THIS WARRANT AGREEMENT (“Warrant”), dated as of February 11, 2005 is between Flotek Industries, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., a national banking association (the “Warrantholder” and, together with any permitted assignee of the Warrant, the “Holder”).

WHEREAS, this Warrant is one of the Warrants issued on February 11, 2005 by the Company in connection with a Credit Agreement between the Company and the Holder; and

WHEREAS, at the times and under the conditions set forth below the Holder shall be entitled to purchase Common Stock (as hereinafter defined) of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.    Warrants.

(a)    Number of Initial Warrant Shares. At the time set forth below, and subject to the terms and conditions herein set forth, the Holder will be entitled to purchase 20,000 shares (the “Initial Warrant Shares”) of the Company’s common stock, no par value (the “Common Stock”). This number shall be subject to adjustment as set forth in Section 3 below.

Section 2.    Duration; Purchase Price; Exercise of Warrants.

(a)    Initial Purchase Price. The initial purchase price for the Initial Warrant Shares, commencing as of the date hereof, shall be $5.35 per share of Common Stock in lawful money of the United States of America, which purchase price shall hereafter be subject to adjustment as provided in Section 3 hereof. Except as the context otherwise requires, the term “Purchase Price” as used in this Warrant shall mean the purchase price per share of Common Stock then in effect as of the relevant date and shall reflect all adjustments made in accordance with the provisions of Section 3 hereof. “Aggregate Purchase Price” means the aggregate Purchase Price payable for the shares of Common Stock purchasable under this Warrant.

(b)    Exercise Periods. (i) General. The Holder may exercise the Warrants in whole or in part, at any time after the date hereof until 5:00 p.m., Houston, Texas, time, on February 11, 2007.

(c)    Manner of Exercise; Method of Payment. The Holder may exercise all or a portion of the Warrants by delivering the Form of Exercise attached hereto as Exhibit A to the Company at the address set forth in Section 13 hereof, together with payment of the portion of the Aggregate Purchase Price applicable to the shares of Common Stock being purchased.

(i)
Payment may be made in the form of cash, or by certified check, bank draft or money order payable in lawful money of the United States of America to the order of the Company. No adjustments shall be made for any cash distributions, whether paid or declared, on any shares of Common Stock issuable upon exercise of the Warrants.

(ii)
The Holder may also exercise all or any part of the Warrants in a “cashless” or “net-issue” exercise by delivering to the Company (A) the Form of Exercise and (B) the Warrant. For purposes of this subparagraph (c)(ii), each share of Common Stock as to which such Warrants are surrendered will be attributed a value equal to (x) the fair value per share of the shares of Common Stock minus (y) the then-current exercise price per share of Common Stock as to which Warrants are surrendered. Solely for the purposes of this paragraph, “fair value” shall be equal to (A) if listed and quoted on a national or regional stock exchange, or on the Nasdaq National Market if quoted thereon, the closing sales price per share of the Common Stock as quoted on the trading day immediately preceding the date on which the Form of Exercise is deemed to have been sent to the Company, or (B) if not so listed, the value determined reasonably and in good faith by the independent members of the Board of Directors of the Company as of the date which the Form of Exercise is deemed to have been sent to the Company.

(d)    Delivery of Common Stock. Upon receipt of such notice and payment, the Company shall issue to the Holder the number of shares of Common Stock (rounded down to the whole share) to be purchased, together with cash made available by the Company pursuant to Section 4 hereof in respect of any additional fraction of a share of Common Stock otherwise issuable upon such exercise.

(e)    Partial Exercise. If any Warrants shall have been exercised only in part, the Company shall, at the time of delivery to the Company of the Warrant by the Holder, deliver to such Holder a new Warrant evidencing the rights of such Holder to purchase the remaining shares of Common Stock called for by the Warrant, which new Warrant shall in all other respects be identical with the original Warrant, or, at the request of such Holder, appropriate notation may be made on the original Warrant and same returned to such Holder.

(f)    Withholding Taxes. Upon the exercise of any Warrants as provided in this Section 2 with respect to which there is a federal, state or local income tax withholding obligation, in satisfaction of such withholding obligation, the Holder shall remit to the Company (i) a cash payment from the Holder, (ii) if the shares are then readily tradeable on a national securities market or quoted on a Nasdaq system, a direction from the Holder to deliver the shares to a broker who will remit directly to the Company a sufficient amount of the proceeds from the sale of such shares to satisfy such obligation, or (iii) any combination of the foregoing. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Holder to the Company.

Section 3.    Adjustments to Number of Shares and Purchase Price. The number of shares of Common Stock issuable upon exercise of this Warrant and the Purchase Price shall be subject to adjustment from time to time after the date hereof as follows:

(a)    Common Stock Dividends, Splits and Combinations. In case the Company shall (i) pay a dividend in, or make a distribution of, Common Stock or of any other interests in the Company convertible into shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of such shares or (iii) combine its outstanding shares of Common Stock into a smaller number of such shares, the total number of shares of Common Stock issuable upon the exercise of this Warrant outstanding immediately prior thereto shall be adjusted so that the Holder thereafter shall be entitled to receive upon exercise of the unexercised Warrants, at the same Aggregate Purchase Price (as in effect at the time of such event and from time to thereafter), the number of shares of Common Stock that the Holder would have owned or have been entitled to receive immediately following any of the events described above had such Warrants been exercised in full immediately prior to any such event. An adjustment made pursuant to this subsection shall, in the case of a dividend in Common Stock or a distribution of Common Stock or interests in the Company convertible into shares of Common Stock, become effective as of the record date therefor and, in the case of a subdivision or combination, be made as of the effective date thereof. If, as a result of an adjustment made pursuant to this subsection, the Warrantholder thereafter shall become entitled to receive shares of Common Stock together with one or more other interests in the Company upon the exercise of its Warrants, the Company shall reasonably determine the allocation of the adjusted Purchase Price between or among such shares of Common Stock and such interests.

(b)    Adjustments. In the event of any adjustment of the total number of shares of Common Stock issuable upon the exercise of the unexercised Warrants pursuant to Subsection (a) above, the per share Purchase Price (in effect immediately prior to such adjustment) applicable to the Initial Warrant Shares and any additional number of shares of Common Stock (“Additional Warrant Shares” together with the Initial Warrant Shares, the “Warrant Shares”) shall be proportionately adjusted; provided that in no event shall the Purchase Price be less than the par value per share of Common Stock.

(c)    Other Dividends. In case the Company shall distribute to all holders of its Common Stock (the “Company Shareholders”) interests in the Company (other than Common Stock or other interests convertible into Common Stock), evidences of its indebtedness, cash or assets, or rights or warrants to subscribe for or purchase such interests, evidences of indebtedness or assets, then in each such case the Purchase Price applicable to each Initial Warrant Share and each Additional Warrant Share in effect thereafter shall be adjusted by multiplying the Purchase Price applicable to each Initial Warrant Share and each Additional Warrant Share (as in effect immediately prior thereto) by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock multiplied by the current market price per share of Common Stock (as defined in Subsection (e) below) on the record date mentioned below, less the then fair market value, as reasonably determined in good faith by the Board of Directors of the Company, of the interests, assets or evidences of indebtedness or of such rights or warrants so distributed to all such holders, and of which the denominator shall be the total number of outstanding shares of Common Stock, multiplied by such current market price per share of Common Stock. Such adjustments shall be made whenever any such distribution is made, and shall become effective as of the record date for the determination of the Company Shareholders entitled to receive such distribution.

(d)    Reorganizations and Recapitalizations. In the event of any capital reorganization or any reclassification of the Common Stock (except as provided in Subsection (a) above or Subsection (g) below), the Holder, upon exercise of its Warrants, shall be entitled to receive, in lieu of the shares of Common Stock to which the Holder would have become entitled upon exercise immediately prior to the reorganization or reclassification, the shares of Common Stock, or other interests in the Company or property of the Company that it would have been entitled to receive at the same Aggregate Purchase Price upon such reorganization or reclassification if its Warrants had been exercised immediately prior thereto; and in any such case, appropriate provision (as reasonably determined by the Board of Directors of the Company), shall be made for the application of this Section 3 with respect to the rights and interests thereafter of the unexercised Warrants (including but not limited to the allocation of the adjusted Purchase Price between or among shares of Common Stock and any other interests in the Company), to the end that this Section 3 (including the adjustments of the number of shares of Common Stock or other interests in the Company purchasable and the Purchase Price thereof) shall thereafter be reflected, as nearly as reasonably practicable, in all subsequent exercises of the Warrants for any shares of Common Stock or other interests in the Company, or other property, thereafter deliverable upon the exercise of the Warrants.

(e)    Current Market Price Per Share of Common Stock. For the purpose of any computation under Subsection (c) above, the “current market price per share of Common Stock” at any date shall be deemed to be the average of the daily closing market prices for the 20 consecutive trading days before the day in question in the principal market in which the Common Stock is traded or, if no such market exists, the value as determined reasonably and in good faith by the independent members of the Board of Directors of the Company; provided, if the Holders of a majority of the outstanding Warrants dispute the determination of the “current market price per share of Common Stock” by the Board of Directors of the Company, the determination shall be made as follows:

(i)
the Holders of a majority of the outstanding Warrants shall agree upon and deliver to the Company, within 30 days after written notice of an applicable adjustment by the Company, an alternative “current market price per share of Common Stock” at the applicable date based upon a valuation prepared by an independent financial advisor (such notice by the Holders, the “Valuation Notice”);

(ii)
the Company and the Board of Directors shall review the proposed valuation and, if deemed appropriate, agree upon a revised valuation of “current market price per share of Common Stock” with such Holders, the effect of which shall be binding and conclusive on all holders of the Warrants; and

(iii)
if the Company and such Holders cannot agree within 20 days after the delivery of the Valuation Notice from such Holders to the Company, the valuations of the Company and such Holders (which may be different from the original “current market price per share of Common Stock” proposed by the Company or such Holders, provided it is a valuation offered by such party and not accepted by the other party in negotiations) shall be submitted as soon as practicable to an independent appraiser mutually agreed upon by the Company and such Holders (the “Appraiser”), together with any information relating to the Company deemed appropriate by the Company or such Holders. The Appraiser shall, within 20 days of engagement, select either the “current market price per share of Common Stock” valuation of the Company, the valuation of such Holders or a valuation between such valuations. If the valuation selected exceeds the Company’s valuation by more than 10%, the Company shall pay the fees and expenses of the Appraiser. If the valuation selected exceeds the Company’s valuation by 10% or less, such Holders shall pay the fees and expenses of the Appraiser.

(f)    Minimum Adjustment. No adjustment under this Section 3 to the Purchase Price or the number of Warrants purchasable hereunder shall be made unless such adjustment would require an increase or decrease of at least one percent in the Purchase Price or number of Warrants; provided, however, that any adjustments which by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3 shall be made to the nearest cent or to the nearest one-tenth of one share of Common Stock, as the case may be.

(g)    Mergers and Consolidations. In case of any consolidation of the Company with, or merger of the Company with or into another corporation or any other entity (other than a consolidation or merger that does not result in any reclassification or change of the outstanding Common Stock), or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, the corporation or any other entity formed by such consolidation or merger or the entity that shall have acquired such assets, as the case may be, shall execute and deliver to the Holder a supplemental warrant agreement providing that the Holder shall have the right thereafter to receive, upon exercise of the then unexercised Warrants, the kind and amount of corporate interests and other securities and property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 3. The above provision of this subsection shall similarly apply to successive consolidations, mergers, sales or transfers.

(h)    Adjustment by Board of Directors. If any event occurs as to which, in the good faith opinion of the Board of Directors of the Company, the provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder of this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Aggregate Purchase Price as otherwise determined pursuant to any of the provisions of this Section 3 except in the case of a combination of shares of a type contemplated in Section 3(a) and then in no event to an amount larger than the Aggregate Purchase Price as adjusted pursuant to Section 3(a).

Section 4.    Reservation and Authorization of Warrant Shares.

(a)    Reservation. The Company shall at all times reserve and keep available, free from preemptive rights, solely for issue upon the exercise of Warrants as herein provided, such number of its authorized but unissued Warrant Shares deliverable upon the exercise of Warrants as will be sufficient to permit the exercise in full of all outstanding Warrants.

(b)    Listing. The Company shall use its best efforts to cause all Warrant Shares, at all times that Warrants are exercisable, to be duly approved for listing subject to official notice of issuance on each securities exchange, if any, or the Nasdaq National Market, if applicable, on which the shares of Common Stock are then listed or traded.

(c)    Authorization. The Company covenants that all Warrant Shares that may be issued upon due exercise of Warrants shall upon issuance be duly and validly authorized, issued, fully paid and nonassessable and free of preemptive or similar rights.

Section 5.    Payment of Taxes. The Company shall pay when due and payable any and all federal and state original issue taxes that may be payable in respect of the issuance of any shares of Common Stock or other interests upon the exercise of Warrants.

Section 6.    Conditions to Holder Exercise of Warrant. The right of the Holder to exercise the Warrant for shares of Common Stock of the Company, and the obligation of the Company to sell shares of Common Stock pursuant to the Warrant, is subject to the fulfillment of the following conditions:

(a)    The Holder shall represent and warrant to the Company that:

(i)	the Holder is purchasing the shares of Common Stock for its own account, for investment purposes and not with a view to the distribution thereof;

(ii)
the Holder acknowledges that the Common Stock into which the Warrant may be exercised has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, or any state securities laws, and, in the absence of such registration (or and exemption therefrom), the Holder may be required to hold such Common Stock for an indefinite period of time, and that the Company is not under any obligation to register such Common Stock on the Holder’s behalf or to assist the Holder in complying with an exemption from registration under the Securities Act or any state securities law;

(iii)
the Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Common Stock, that it understands that the investment in the Common Stock is highly risky and is able to bear the complete loss of its investment in the Common Stock and acknowledges that the financial condition of the Holder is such that it has no need for liquidity with respect to its investment in the Common Stock and no present or foreseeable need to dispose of any portion of the Common Stock to satisfy an existing or contemplated undertaking or indebtedness;

(iv)	the Holder is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act;

(v)
the Holder has made its own investigation whether or not to invest in the Common Stock and the Company has afforded the Holder and its advisors the opportunity to discuss an investment in the Common Stock and to ask questions of its representatives concerning the Common Stock and such representatives have provided answers to such questions concerning the Common Stock, and that the Holder has consulted its own financial, tax, accounting and legal advisors, if any, in each case, with respect to the Holder’s investment in the Common Stock and the consequences thereof and risks associated therewith and the Holder has received satisfactory answers to such questions concerning the Common Stock and the Company as it has asked; and

(vi)	the Holder is not an entity required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b)    The Holder shall agree not to sell, transfer, exchange or otherwise dispose of the shares of Common Stock into which the Warrant is exercised unless such shares of Common Stock are sold, transferred, exchanged or otherwise disposed of pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act and, in either case, such sale, transfer, exchange or other disposition shall be in compliance with, or exempt from, applicable state securities laws. In connection herewith, the Holder agrees that the shares of Common Stock into which the Warrant is exercised shall bear the following legends:

(i)
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH STATE LAW.

Section 7.    No Rights as a Company Stockholder. This Warrant shall not be deemed to provide the Holder with any rights as a stockholder of the Company or to confer to the Holder any right to vote upon any matter submitted to the Company stockholders, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of Common Stock, reclassification of Common Stock, consolidation, merger, conveyance or otherwise), or to receive notice of meetings or other actions affecting the Company stockholders or to receive distributions or subscription rights, or allocations of any corporate items of income, gain, loss, deduction or credit, or notice of Internal Revenue Service proceedings or adjustments, or otherwise.

Section 8.    Regulatory Approvals and Listings. Notwithstanding anything contained in this Warrant to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock upon the exercise of any Warrant prior to (i) the obtaining of any approval of any governmental agency that the Company shall, in its reasonable discretion, determine to be necessary, (ii) the admission of such shares to listing on any securities exchange on which the Common Stock is then listed and (iii) the completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body that the Company shall, in its reasonable discretion, determine to be necessary. The Company shall take such action as may be required to satisfy such conditions as to permit the exercise of the Warrants.

Section 9.    Piggyback Registration Rights. Whenever the Company proposes to register any of its securities under the Securities Act and the registration form to be used may be used for the registration of the Warrants and the Common Stock (a “Piggyback Registration”), the Company shall give prompt written notice to the Holder of its intention to effect such a registration and shall include in such registration, at its cost, the Warrants and the Common Stock subject to the Warrants with respect to which the Company has received written requests for inclusion therein within 20 days after the Company’s notice. The Holder shall provide to the Company such information concerning the Holder as the Company may reasonably request in order to prepare a registration statement to be used in connection with such registration. The Company shall take such further action as the Holder may reasonably request in order to facilitate the disposition of the Warrants and/or Common Stock pursuant to such registration.

Section 10.    Amendments and Waivers. This Warrant may be amended, supplemented, waived, discharged or terminated by a written instrument signed by the Holder and the Company.

Section 11.    Notices. All notices, requests, communications or demands pursuant to this Warrant Agreement to be given to or made on the Company, or to be given to or made on the Holder, shall be in writing, and may be given or made if sent by (1) first-class mail or registered mail, postage prepaid, or (2) nationally recognized overnight courier at the addresses specified below. Notice deposited in the mail as herein provided shall be effective from and after the expiration of three days after it is so deposited. The mailing addresses of the parties are as follows:

If to Holder:	Wells Fargo Bank, N.A. 1000 Louisiana, 3rd Floor T5001-031 Houston, Texas 77002 Attention: Chad Johnson Telecopy No.: (713) 739-1086 Telephone No. (713) 319-1332

If to Company:	Flotek Industries, Inc. 7030 Empire Central Drive Houston, Texas 77040 Attention: Chief Financial Officer Telecopy No.: (713) 466-8386 Telephone No.: (713) 849-9911

The address of either party may be changed by notice given to the other party in the manner provided in this Section 11.

Section 12.    Successors. All of the covenants and provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 13.    Choice of Law. This Warrant, including, without limitation, the interpretation, construction, validity and enforceability thereof, shall be governed by the laws of the State of Texas.

Section 14.    Submission to Jurisdiction.

(a)    Any legal action or proceeding with respect to this Warrant, the shares of Common Stock or any document related thereto may be brought in the courts of the State of Texas or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Warrant, the Company and each party hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)    The Company and each party irrevocably consent to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company or such party, respectively, at its address provided in Section 11.

(c)    Nothing contained in this Section 14 shall effect the right of any party hereto to serve process in any other manner permitted by law.

Section 15.     Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Warrant, any shares of Common Stock or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 16.     Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute one and the same instrument.

Section 17.     Headings. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

Section 18.     Severability. If any provision of this Warrant is held illegal, invalid or unenforceable under any present or future law, such provision will be fully severable, this Warrant will be construed and enforced as if such illegal, invalid or enforceable provision had never compromised a part hereof and the remaining provisions of this Warrant will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the day and year first above written, by its proper corporate officers, thereunto duly authorized.

Flotek Industries, Inc.

By:  /s/ Jerry D. Dumas, Sr.
Chief Executive Officer

Agreed to and Accepted as of this
14th day of February, 2005.

HOLDER

WELLS FARGO BANK, N.A.

By: /s/ Chad Johnson
Name: Chad Johnson
Title: Relationship Manager

EXHIBIT A

Form of Exercise

In accordance with and subject to the terms and conditions hereof and of the Warrant Agreement dated as of February 11, 2005 (the “Warrant”), between Flotek Industries, Inc. (the “Company”) and _____________, the undersigned hereby irrevocably elects to exercise the Warrant and represents that the Warrantholder has:

☐ (a)   tendered the Aggregate Purchase Price (as defined in the Warrant) for the  Warrant being exercised hereby in the aggregate amount of $_________ in  the indicated combination of:

(i)    cash ($____________);

(ii)   certified bank check in funds payable to the order of the Company  ($________);

(iii)   official bank check in funds payable to the order of the Company  ($_________); or

(iv)    money order in funds payable to the order of the Company  ($__________).

☐  (b)    elected the “net-issue exercise” option pursuant to Section 1(c)(ii) of the  Warrant Agreement, and requests delivery of a net of _______ shares of  Common Stock.

The undersigned requests that the shares of Common Stock issuable upon exercise be in such denominations and registered in such names and delivered, together with any other property receivable upon exercise, in such manner as is specified in the instructions set forth below.

The undersigned hereby makes the representations and warranties set forth in Section 6(a) of the Warrant.

A-1

IN WITNESS WHEREOF, Holder has caused this Form of Exercise to be duly executed on this  ____ day of _______________, 200__.

HOLDER

By: _______________________________
__________________________________
__________________________________

Address: ___________________________
___________________________________

The above Form of Exercise is confirmed and accepted
this ______ day of ____________ 200 .

FLOTEK INDUSTRIES, INC.

By:________________________________
Name: _____________________________
Title: ______________________________

A-2